Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 25, 2026, with respect to the combined financial statements of S&P Global Mobility Business of S&P Global Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, in this Registration Statement (Form S-4) and related Prospectus of Mobility Global Inc. for the Offers to Exchange the Registered Notes.

/s/ Ernst & Young LLP

Tysons, Virginia

November 12, 2026